Exhibit 10.58
[Letterhead of The Goldman Sachs Group, Inc.]
October 28, 2008
[Name of Senior Executive Officer],
     c/o The Goldman Sachs Group, Inc.,
          85 Broad Street,
               New York, New York 10004.
Dear _____,
          The Goldman Sachs Group, Inc. (“GS Group”) has entered into a letter agreement, dated October 26, 2008 (including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, the “Securities Purchase Agreement”), with the United States Department of Treasury (“Treasury”) as part of GS Group’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).
          For GS Group to participate in the CPP and as a condition to the closing of the investment contemplated by the Securities Purchase Agreement, GS Group is required to establish specified standards for incentive compensation to its “senior executive officers” (as defined below), and to make changes to certain of its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of GS Group’s participation in the CPP, you agree as follows:
(1)	No Golden Parachute Payments. GS Group is prohibiting any golden parachute payment (as defined below) to you during any “CPP Covered Period.” A “CPP Covered Period” is any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from GS Group in the CPP.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus or incentive compensation payments to you during a CPP Covered Period is subject to recovery or “clawback” by GS Group if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)	Compensation Program Amendments. Each of GS Group’s compensation, bonus, incentive and other benefit plans, programs, arrangements and agreements (including, without limitation, the Amended and Restated Stock Incentive Plan and each RSU, stock option and other agreement thereunder, the Partner Compensation Plan, the Restricted Partner Compensation Plan and any document governing any employee special investment) (collectively, “Benefit Plans”) applicable to you hereby is amended if and to the extent necessary to give effect to provisions (1) and (2) and as required under the Securities Purchase Agreement.

In addition, the CPP requires the Compensation Committee of GS Group’s Board of Directors to review annually with GS Group’s senior risk officers the features of the Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of GS Group. If and to the extent that, as a result of any such review, the Compensation Committee determines any revision to any Benefit Plan is appropriate, you hereby agree to any such revisions and you agree to execute such additional documents as GS Group deems necessary or appropriate to effect such revisions.

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:
•	“Senior executive officer” means GS Group’s “senior executive officers” as defined in subsection 111(b)(3) of EESA and the regulations governing the CPP.

•	“Golden parachute payment” has the same meaning in subsection 111(b)(2)(C) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation that has been issued and is in effect as of the “Closing Date” as defined in the Securities Purchase Agreement.

•	“GS Group” includes any entities treated as a single employer with GS Group under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). (We note that you also are delivering a waiver pursuant to the Securities Purchase Agreement, and, as between GS Group and you, the term “employer” in that waiver will be deemed to mean GS Group as used in this letter).

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•	Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA and the regulations thereunder and the regulations governing the CPP (as in effect on the Closing Date)and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter.

     This letter is subject to the provisions of Annex A, which is part hereof.
*                     *                     *

Very truly yours, The Goldman Sachs Group, Inc.
By:
Name:
Title:

Intending to be legally bound, I agree
with and accept the foregoing terms.

ANNEX A
Section 1. Arbitration
          (a) Any dispute, controversy or claim between the The Goldman Sachs Group, Inc and its subsidiaries and affiliates (the ”Firm”) and the Senior Executive Officer Grantee, arising out of or relating to or concerning this letter (this “Agreement”), shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter in New York City (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Senior Executive Officer must first be submitted to the Compensation Committee (the “Committee”) in accordance with claims procedures determined by the Committee. This Section 1 is subject to the provisions of paragraphs (b) and (c) below.
          (b) The Firm and the Senior Executive Officer irrevocably submit to the exclusive jurisdiction of any state or federal court located in the city of New York over any suit, action or proceeding arising out of or relating to or concerning this Agreement that is not otherwise arbitrated or resolved according to paragraph (a) above. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Senior Executive Officer acknowledges that the forum designated by this paragraph (b) has a reasonable relation to this Agreement and to the Senior Executive Officer’s relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 1 or otherwise.
          (c) The agreement by the Senior Executive Officer and the Firm as to forum is independent of the law that may be applied in the suit, action or proceeding and the Senior Executive Officer and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Senior Executive Officer hereby (i) waives, to the fullest extent permitted by applicable law, any objection which the Senior Executive Officer may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 1(b), (ii) undertakes not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 1 and (iii) agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Senior Executive Officer and the Firm.
          (d) The Senior Executive Officer irrevocably appoints each General Counsel of GS Group as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Agreement which is not arbitrated pursuant to the provisions of Section 1(a), who shall promptly advise the Senior Executive Officer of any such service of process.
          (e) The Senior Executive Officer agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 1, except that the Senior Executive Officer may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
Section 2. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.